Exhibit 2.1

PRELIMINARY NOTE FROM SANPAOLO IMI

REGARDING THE REPORT OF PRICEWATERHOUSECOOPERS S.P.A.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger.  Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.  Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

SANPAOLO IMI SPA

AUDITING FIRM’S REPORT RELATING TO THE RATIO FOR THE EXCHANGE OF SHARES PURSUANT TO ARTICLE 2501 sexies OF THE ITALIAN CIVIL CODE

PROPOSED MERGER BY INCORPORATION OF SANPAOLO IMI SPA IN BANCA INTESA SPA

AUDITING FIRM’S REPORT RELATING TO THE RATIO FOR THE EXCHANGE OF SHARES PURSUANT TO ARTICLE 2501 sexies OF THE ITALIAN CIVIL CODE

PROPOSED MERGER BY INCORPORATION OF SANPAOLO IMI SPA IN BANCA INTESA SPA

CONTENTS

Page

1	Objective and scope of the engagement		1
2	Purpose and scope of this report		2
3	Documentation utilized		2
4	Valuation methods adopted by the Boards of Directors to determine the Exchange Ratio		6
	4.a	General	6
	4.b	Valuation methods utilized	9
	4.c	The valuation methods adopted by the Board of Directors of Sanpaolo IMI and its Advisor	14
	4.d	Summary of the valuation methods	22
5	Valuation problems encountered by the Board of Directors of Sanpaolo IMI		23
6	Result of the valuation performed by the Board of Directors		25
7	Work done		26
	7.a	Work done on the documentation utilized	26
	7.b	Work done on the methods used to determine the Exchange Ratio	27
8	Comments on the suitability of the methods used and the accuracy of accounting estimates		28
9	Specific limitations encountered by the auditors in carrying out the engagement		32
10	Conclusion		33

PricewaterhouseCoopers SpA

AUDITING FIRM’S REPORT RELATING TO THE RATIO FOR THE EXCHANGE OF SHARES PURSUANT TO ARTICLE 2501 sexies OF THE ITALIAN CIVIL CODE

PROPOSED MERGER BY INCORPORATION OF SANPAOLO IMI SPA IN BANCA INTESA SPA

To the stockholders of

Sanpaolo IMI SpA
Piazza San Carlo, 156
10121 Turin

1                                OBJECTIVE AND SCOPE OF THE ENGAGEMENT

We have been appointed as independent experts by the Court of Turin to prepare our report, in accordance with the third comma of article 2501 sexies of the Italian Civil Code, on the ratio for the exchange of shares (hereinafter, the ‘Exchange Ratio’) of Sanpaolo IMI SpA (hereinafter ‘Sanpaolo IMI’) with those of Banca lntesa SpA (hereinafter, ‘Banca lntesa’, together with Sanpaolo IMI ‘the Banks’), in the context of the merger by incorporation of Sanpaolo IMI in Banca lntesa (hereinafter ‘the prospective merger transaction’, otherwise known as ‘the prospective merger’). To this end the Board of Directors of Sanpaolo IMI has provided us with the merger project together with a Report prepared by the Board of Directors which identifies, explains and justifies the Exchange Ratio in terms of article 2501 sexies of the Italian Civil Code, and the Balance Sheet situation as of June 30, 2006 as prepared in accordance with article 2501 quater of the Italian Civil Code.

The proposed merger project will be subject to approval at an Extraordinary General Meeting of the shareholders of Sanpaolo IMI, to be held on November 30, 2006, or on December 1, 2006, if required. In the same way, the shareholders of Banca Intesa will also be required to approve the project at an Extraordinary General Meeting to be held on November 30, 2006, or on December 1, 2006, if required.

The audit firm KPMG SpA (hereinafter ‘KPMG’) has been appointed by the Court of Milan to prepare a similar report on the Exchange Ratio for Banca Intesa.

Sede legale e amministrativa: Milano 20149 Via Monte Rosa 91 Tei. 0277651 Fax 027785240 Cap. Soc. 3.754.400.00 Euro iv.. C.F. e P. IVA e Reg. Imp. Milano 12979860155 Iscritta a1 n. 43 dell’Albo Consob - Altri Uflici: Bari 70125 Vide della Repubbiica 110 Tel. 0605429663 - Bologna 40122 Via delie Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 030221981 1 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Plarra Dante 7 Tel. 01029041 - Nepali 60121 Plaza dei Maniri 30 Tel. 0617644441 - Padova 35137 Largo Eurapa 16 Tel. 0496762677 - Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Vide Tanara 201A Tel. 0521242846 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corm Montevecchio 37 Tel. 011556771 - Trento 38100 Via Grazioli 73 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesaie Banisti 16 Tel. 0403480781 - Udine 33100 Vla Poscolie 43 Tel. 043225789 Verona 37122 Corso Pona Nuova 125 Tel. 0458002561

2                                         PURPOSE AND SCOPE OF THIS REPORT

The purpose of this report is to provide the shareholders of Sanpaolo IMI with information regarding the correct application of the valuation methods adopted by the Directors in determining the Exchange Ratio as part of the merger process, the problems they have encountered, and whether, under the circumstances, such methods are reasonable and not arbitrary, according to the relative importance placed on each of these by the Directors.

In examining the valuation methods adopted by the Directors, based on the advice of their advisor, (as indicated in section 3) ii), we have not performed a valuation of the Company. This valuation was performed exclusively by the Directors and the Advisor appointed by them for the purpose of providing a comparative economic value for the Banks, for the sole purpose of this prospective merger transaction, and thus should only be considered in relative terms.

Furthermore, the conclusions set out in this report are based on the sum of the factors and considerations therein contained. Therefore, no part of this report can be considered, or used in any way, separately from the document taken as a whole.

3                                DOCUMENTATION UTILIZED

In performing our work, we obtained directly from Sanpaolo IMI and from Banca lntesa such documentation and information as was considered useful in the circumstances. We analyzed such documentation as was made available to us for this purpose and, in particular:

1)                                      The proposed merger project and the reports of the Directors of the two Banks addressed to the respective Extraordinary General Meetings which, on the basis of the Balance Sheet situation as of June 30, 2006, propose the following Exchange Ratio:

3.115 ordinary shares in Banca lntesa for one ordinary or preference share in Sanpaolo IMI.

This Exchange Ratio has been determined by the Directors of the Banks on the basis of the factors provided in the valuation reports as described at point (ii) below.

ii)                                      The Report as prepared by Citigroup Global Markets Limited, as advisor to Sanpaolo IMI (hereinafter ‘the Advisor to Sanpaolo IMI’, or the ‘Advisor’, or ‘Professional Advisors’), and the valuation Report prepared by Prof. Angelo Provasoli of Partners Consulenti e Professionisti Associati (hereinafter ‘Provasoli’), GBL Srl (hereinafter ‘GBL’, 100% controlled by Gruppo Banca Leonardo) together with the fairness opinion provided by Merrill Lynch International (hereinafter ‘Merrill Lynch), as advisors to Banca Mesa (hereinafter ‘the Advisors to Banca Intesa’); these reports, dated October 12, 2006, prepared at the request of the Banks, set out in detail the valuation criteria adopted, the reasons for which they were chosen, the amounts resulting from their being used, the considerations of the respective Advisors as well as the problems and limitations encountered.

iii)                                   The following documentation was used by the ‘Advisor’ to prepare its valuation report and, subsequently, within the scope of our engagement, by our audit firm as well:

•                     The statutory and consolidated financial statements of Sanpaolo IMI and Banca lntesa as of December 31, 2005, accompanied by the Reports of the Board of Directors, the Reports of the Board of Statutory Auditors (Sindaci) and the Auditors’ Reports. In particular, we have prepared the audit reports in respect of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2005, whilst the audit firm Reconta Ernst & Young has prepared the external audit Reports in respect of the statutory and consolidated financial statements of Banca lntesa as of December 31, 2005;

•                     The half year financial statements of the Banks as of June 30, 2006 provided together with the auditors’ Reports as prepared by the audit firms, following the limited audit procedures undertaken (the same audit firms as aforementioned);

•                     The balance sheet as of June 30, 2006 of each of the Banks, prepared in accordance with article 2501 quater of the Italian Civil Code, and also subject to limited audit procedures performed by the aforementioned audit firms;

•                    Business Plans publicly presented by the Banks, in particular:

•                     Sanpaolo IMl’s Business Plan for the period 2006-2008, as presented on October 26, 2005;

•                     Banca Intesa’s Business Plan for the period 2005-2007, as presented on July 13, 2005;

•                     The financial Revised Forecasts prepared by the management of Sanpaolo IMI and Banca Intesa on a “stand alone” basis in the context of the proposed merger and in relation to the period 2006-2009 (hereinafter ‘the Revised Forecasts’). These forecasts have been developed on the basis of the business plans noted in the point above;

•                     Information prepared by the Advisor on companies operating in the same sector on a national and international level; in particular, publicly available information on certain listed companies has been used and reference to recent merger and acquisition transactions, which we deemed relevant for the purposes of our engagement, has been made;

•                     The stock market performance of the shares of the two Banks through different periods of time;

•                     The Information Memorandum relating to the public offer for the acquisition (hereinafter, the ‘OPA BF’) by Eurizon SpA (100% owned by Sanpaolo IMI) of the remaining share capital of Banca Fideuram SPA;

•                     Master Agreement, approved on August 26, 2006 by the respective Board of Directors of Sanpaolo IMI and Banca Intesa, detailing the key points of the integration plan between the two Banks (hereinafter ‘Master Agreement’), including a forecast provisional Exchange Ratio, for the sole purpose of the proposed merger transaction, equal to 3.115 ordinary shares in Banca lntesa for one ordinary or preference share in Sanpaolo IMI;

•                     The Articles of Association of the company arising as a result of the prospective merger, as prepared by the Board of Directors of Sanpaolo IMI, on October 12, 2006;

•                     Conclusions of the administrative accounting due diligence and the legal due diligence performed by Sanpaolo IMI on Banca Intesa, with the assistance of PricewaterhouseCoopers SpA and of Studio Benessia-Maccagno, respectively;

•                     The draft documentation and supporting information, including financial information in relation to the Agreement between Banca lntesa and Crédit Agricole (hereinafter ‘CA’). Such information has been subsequently examined by us in the final version and illustrated as follows:

In preparing this report we have obtained and examined the following additional information:

•                     Integration plan Sanpaolo IMI-Banca lntesa-key points for the purposes of the Bank of Italy’s authorization, presented in the document approved by the Board of Directors of Sanpaolo IMI, on October 12, 2006;

•                     Documentation relating to the Agreement between Banca lntesa and CA, which holds 17.84% of the voting rights of Banca Intesa, in particular;

•                    Sale agreement, dated October 11, 2006 between Banca lntesa and Credit Agricole (hereafter ‘CA Agreement’), for the sale by Banca lntesa of Cassa di Risparmio di Parma e Piacenza Spa (hereinafter ‘Cariparma’), of Banca Popolare Friuladria SpA (hereinafter ‘Friuladria’) by Banca lntesa and of 193 branches by Banca Intesa;

•                    “Put and call option” agreement, dated October 11, 2006 between Banca lntesa and CA, related to 65% of the investment held in Credit Agricole Asset Management SGR (currently known as Nextra SGR and hereinafter ‘CAAM’);

•                     Preclosing figures for 2006 and forecast results 2007-2009 of Cariparma and of Friuladria;

•                     Pro-forma income statements and balance sheets for the period 2005-2009 of the 193 branches to be disposed of to CA;

•                     Amendment to the Master Agreement, dated October 17, 2006;

•                     Fairness Opinion on the amounts due, negotiated by Banca lntesa for the disposal of assets in accordance with the CA Agreement, and prepared by Professor Iovenitti on October 11, 2006 on behalf of Banca Intesa, and by Professors Filippi and Pasteris on October 11, 2006, on behalf of Sanpaolo IMI;

•                     Other information obtained through interviews with the management of both Banks:

•                     Working papers prepared by the Advisor supporting the valuation analysis performed on the Banks for the purposes of determining the Exchange Ratio;

•                     Publicly available reports of international analysts on Sanpaolo IMI and Banca Intesa;

•                     Eurizon’s 2006 preclosing figures and financial forecasts for the period 2007-2009:

•                     Acquisition Terms and Valuation made available by Banca IMI in relation to the acquisition of Bank of Alexandria (Egypt), together with the letter of acceptance from Banca Intesa, to the aforementioned transaction according to the clauses within the Master Agreement;

•                     Accounting and statistical data, as well as any other information considered useful for the purposes of this report.

We have also obtained a representation that, as far as the Directors of Sanpaolo IMI are aware, there have been no significant changes to the figures and information which we considered during our analysis from the date of the meetings of the Boards of Directors of the Banks on October 12, 2006 to the date of this report. The same representation has been obtained by KPMG from the Directors of Banca Intesa.

4                                         VALUATION METHODS ADOPTED BY THE BOARD OF DIRECTORS TO DETERMINE THE EXCHANGE RATIO

4.a           General

The Boards of Directors and the Advisor, taking into account the importance and complexity of the proposed merger transaction, considered it appropriate to identify individual valuation methods which, as well as being in accordance with current best practice, enable the two banks to be valued on a consistent basis, and to consider, in the determination of the Exchange Ratio, the effects of the subsequent events later described within this Report.

The uniformity principle, central to the application of the valuation criteria chosen, has been applied with due regard to the characteristic features of Sanpaolo IMI and Banca Intesa: the values indicated by the Board of Directors of the Banks represent, in their opinion, values that are significantly comparable on relative terms and that are to be interpreted exclusively to support the determination of the Exchange Ratio for the purposes of this prospective merger transaction.

The valuation of both Sanpaolo IMI and Banca Intesa, has been carried out by the Board of Directors and Advisor in accordance with national and international standards, and according to the following guidelines:

•                     The two Banks have been autonomously considered as a result of their current set-up and future prospects, in particular considering the indications included within the respective Revised Forecasts (otherwise known as ‘stand-alone’ values) hence excluding the impact of potential synergies and extraordinary costs arising from the prospective merger, the approach followed has also permitted the potential impacts of events subsequent to the announcement of the prospective merger transaction to be considered;

•                     Sanpaolo IMI and Banca Intesa’s stock market price have been considered reliable as they are characterized by a high percentage of shares publicly quoted, by high liquidity and by extensive analysts’ research coverage;

•                     As the structure of the transaction between the two Banks represents a “Merger of Equals”, no “Premium for Control” has been considered for either of the two Banks;

•                     Neither of the two Banks has forecast an extraordinary dividend payment nor a “pay out”, nor are any additional extraordinary events forecasted (in particular, in the case of Free Capital Increases), thus respecting the clauses contained within the Master Agreement, prior to the effective date of the merger transaction;

•                     It has been assumed that all the necessary authorizations (including regulatory authorizations) will have been obtained without delay, limitations, restrictions or conditions such that would negatively impact or prejudice the Banks; in this respect, Sanpaolo IMI received notification on October 26, 2006, that the proposed merger transaction had been approved by the Banca d’ltalia (Bank of Italy);

•                     It is also highlighted that the prospective merger will be realized through the exchange of both ordinary shares and of preference shares of Sanpaolo IMI with the ordinary shares of Banca Intesa; this Exchange Ratio takes into consideration that Sanpaolo IMI’s Articles of Association foresee the conversion at an equal rate of the preference shares into ordinary shares in the event that these are subject to disposal. Consequently, it is specified that the preference shares of Sanpaolo IMI have been equalized to ordinary shares for the purposes of determining the Exchange Ratio;

•                     The methods of applying the chosen methodologies have not been analyzed individually, but instead have been considered as inseparable elements in a single valuation process; at the same time, the advantages and limitations implicit in each of the methods have been taken into consideration on the basis of the standards within the banking industry and experience of the Advisor.

Finally, it is reported that, following the signing of the Master Agreement on August 26, 2006, in the period subsequent to this date until the date on which the Directors of the Banks agreed on the Exchange ratio (October 12, 2006), there have been certain events that could have potentially had an impact upon the determination of the Exchange Ratio and which have therefore been considered by the Advisor and by the Directors of Sanpaolo IMI in the calculation of the present Exchange Ratio.

Such events have been summarized as follows:

a)             lntesa — Credit Agricole Agreement

On October 11, 2006, Banca Intesa and CA, shareholder of Banca Intesa in possession of 17.84% of voting rights, signed an agreement which details the following aspects:

•                     the sale by Banca Intesa to CA of 100% of its shares in Cariparma and of 76.05% of its shares in Friuladria, as well as the sale of a business segment of its business composed of 193 branches;

•                     the modification of certain shareholders’ agreements, of the sale agreement of shares and of the related distribution channel, regarding the shares in CAAM stipulated on October 24, 2005 and December 22, 2005 between CAAM, Banca Intesa and Intesa Holding Asset Management SPA;

•                     the commitment of Banca Intesa and of CA to jointly evaluate the creation of a pan-European asset management company;

•                     in the event that Banca Intesa and CA do not reach an agreement in relation to the aforementioned point by January 31, 2007, the commitment to dissolve the existing agreement concerning CAAM through the exercise of a call option (granted by CA in favor of Banca Mesa and exercisable from the date of disposal of the branches, between February 1, 2007 and March 31, 2007, until October 12, 2007) or through a put option (granted by Banca Intesa in favor of CA and exercisable within one month of the expiration date of the call option) that will be applied to the shares in CAAM, equal to 65% of its share capital.

b)            Eurizon Transaction

The Sanpaolo IMI group has decided to postpone the listing process that was launched in the previous July. This process will be completed within 2007, maintaining the current scope of activities and, where possible and appropriate, the program that has already been established, with the exception of further considerations to be given to the scope of activities arising as a result of the merger between Sanpaolo IMI and Banca Intesa. In particular, on October 25,

2006, the Public Offering launched by Eurizon for the acquisition of Banca Fideuram SpA shares (in which it already holds a 73% investment), in order to acquire the remaining 27%, was successfully completed, with more than 92% of the share capital now held by Eurizon, therefore exceeding the threshold necessary to launch an obligatory public offer for the remaining shares, such that the delisting of Banca Fideuram follows.

4.b           Valuation methods utilized

Taking into account the aforementioned considerations, and considering, among other matters, the peculiarities of both Sanpaolo IMI and Banca Mesa and the valuation best practices at an international level within the banking sector, the valuation methods utilized by the Advisor and by the Directors of Sanpaolo IMI are as follows:

•                                          Market Capitalization method;

•                                          Target Price method;

•                                          Comparable Quoted Companies method;

•                                          Dividend Discount Model (or DDM);

•                                          Contribution Analysis method;

•              Comparable Transaction method

The possible impacts on the valuation due to subsequent events between the date of the transaction announcement (August 24, 2006) and the date of the Board of Directors’ Approval (October 12, 2006) have only been reflected in the DDM and Comparable Quoted Companies valuation methods.

Market Capitalization Method

The Market Capitalization method consists of attributing a valuation to a company equal to the value attributed to it by the stock market on which its shares are listed.

This method is a “direct” valuation methodology since it refers, for the economic value assessment of a quoted company, to the prices expressed by the market in transactions in which the shares of the same company to be valued are object of market transactions.

Application of this method requires a preliminary verification of the following conditions:

(i)                                  the significance of market prices for shares of the company being valued;

(ii)                              the uniformity and comparability in a sufficiently ample timeframe of the company’s share prices.

Application of this method does not include, in principle, quantification of a premium for control.

Target Price method

Financial intermediaries who publish research documents on quoted companies summarize their recommendations in relation to the shares of these companies, making reference to a “target price” of the shares. This provides an indication of the fair market value of the company and therefore the value considered as representative of its market appreciation in the medium term (which is normally the difference between the target price and the current market value). Application of this method consists in comparing such target prices indicated for each of the companies that are considered by various analysts, and in the choice of selection criteria for the different values obtained.

Comparable Quoted Companies method

Such valuation methods are based on analyses of comparable quoted companies, and include the market multiples method, regression analysis method and that of sum of the parts. As already stated in relation to the market capitalization method, in principle, no consideration is given to a potential premium for control in the application of this method.

Market Multiples method

The Market Multioles method is based on the analysis of the stock market performance of a sample of companies operating in the same industry (peers) and the subsequent application of the valuation multiples deriving from this analysis to the values of the company to be valued.

Multiples are calculated as ratios between the market capitalization of a peer and the relative earnings, asset and financial values deemed to be significant.

We briefly report the phases in which the application of the Market Multiples method is articulated:

a.                                      ldentification of comparable companies

The adequate selection of a sample of comparable companies represents one of the main steps of this method. The significance of results is strictly linked to the uniformity of the sample. In selecting the comparable companies different factors are usually considered, such as company size, operating risk, geographical diversification, profitability, financial data reliability and the relative trading volume on stock markets.

b.                                      Determination of the reference timeframe

The determination of the reference timeframe is usually done to neutralize extraordinary events, short-term fluctuations and speculative market tensions. At the same time, it has the purpose of reflecting information available to the market. This implies, in particular, the choice between an average value (within a set timeframe) or a precise value.

c.                                       ldentification of the most relevant multiples

There are several ratios that can be used for application according to the market multiples method. The choice of the most significant multiples is done on the basis of the characteristics of the industry and of the sample to be examined. According to industry best practice, the most commonly used multiples are the price/earnings ratio (hereinafter ‘P/E’), as well as the price/book value ratio (hereinafter ‘P/BV’) of banking companies with similar characteristics.

d.                                      Application of multiples to the examined companies

The multiples obtained from the analysis of the sample of peers are applied to the appropriate earnings, asset or financial items of the company to be valued.

Regression Analysis Method

The Regression Analysis is performed on a wide sample of comparable public companies and makes it possible to identify the positioning and the relative valuation of each of them, on the basis of the reference earnings (both present and future) and the positioning and the analysis of the companies to be valued compared to the selected sample.

The Regression Analysis method estimates the equity value of a company on the basis of the relationship existing between the future profitability of capital and the relative premium or discount expressed by stock prices compared to the book value of the company.

This method is utilized in the analysis between the profitability of a company (expressed as Return on Average Equity, ‘ROAE’) and the ratio between the market capitalization and book value of the same company. This ratio can be approximated through a data regression of the ROAE and the Market Cap/Book Value ratio for a significant sample of companies. After having calculated the parameters of this ratio, if considered to be statistically significant, they can be applied to future ROAE and to the book value of the companies to be valued to calculate the theoretical value.

The application of the Regression Analysis method involves the following key steps:

a.                  selection of the sample companies to be used for the regression analysis;

b.                 selection of the timeframe to be considered for the ROAE;

c.                  calculation of ROAE and of the price1 book value ratio for each of the companies included in the sample;

d.                 choice of the statistical regression to be applied;

e.                  ROAE and book value calculation of the companies to be valued;

f.                    application, if statistically relevant, of the statistical regression parameters to determine an indicative market value for the companies to be valued.

Sum of the parts method

The “sum of the parts” method determines the economic value of a company as the sum of the value of its different business activities. In the case of “multi-business” companies, the value is that generated by summing the values attributable to the various areas of their business.

The valuation is performed by applying to each business segment that has been identified, the valuation methods considered as appropriate, according to the prevailing circumstances, usually analyzed within the generally accepted criteria aforementioned.

This method is commonly used in international standards and is readily applicable in the valuation of complex groups operating through multiple business segments.

Dividend Discount model

The Dividend Discount Model (hereinafter, “DDM”), in the “Excess Capital” approach assumes that the economic value of a bank is given by the sum of:

•                     the present value of dividend flows generated in the chosen timeframe and distributable to shareholders without drawing on the assets necessary to sustain future expected development; and

•                     the present value of the terminal value

The DDM method in its “Excess Capital” approach (compared to the “pure” DDM, which discounts distributed flows on the basis of the dividend policy followed by the company) represents in industry practice the analytical valuation method normally utilized for the valuation of banking companies.

In summary, the value is expressed through the following formula:

W=DIVa + TVa

The elements of the formula represent:

W	=	enterprise value of the bank being valued;

DIVa	=	value of the cash flows distributable to shareholders in a selected timeframe, whilst keeping an adequate level of assets on the basis of current industry legislation and general prudence;

TVa	=

present value of the terminal value of the bank in year ‘n’. The terminal value of the bank can be determined as the perpetuity of the last year’s flow, or applying a multiple to earnings or equity in the last year of the explicit period.

Summarizing, the application of this method implies the following phases:

a.                  Detailed forecast of future cash flows and of flows distributable to shareholders within the timeframe, maintaining a satisfactory level of assets in compliance with bank laws and regulations;

b.                 Calculation of the company’s terminal value;

c.                  Discount rate calculation to be applied to dividend flows and terminal value; although it is usually possible to calculate this rate according to different methods, the Capital Asset Pricing Model (CAPM) is generally used.

Contribution Analysis method

The Contribution Analysis method consists of calculating the Exchange Ratio according to the proportionate weighting of the companies that are to be merged. Consequently, this does not determine absolute values, but instead identifies the contribution of each company to the total combined entity resulting from the merger.

The Contribution Analysis method is based on the comparison of the merging banks’ significant indicators which are aggregated and essentially refer to strategically relevant profiles, both in terms of size and in terms of future cash flow production.

Comparable Transactions Method

This method values the equity value of the companies, and the Exchange Ratio, taking into account multiples that refer to transactions deemed to be comparable to the prospective merger.

4.c           The valuation methods adopted by the Board of Directors of Sanpaolo IMI and its Advisor

The Board of Directors of Sanpaolo IMI, has considered and adopted as their own, the Advisor’s valuations, both under a methodological point of view and based on the results obtained. In relation to this, details of the application of the different methodologies utilized by the Advisor are reported below, as well as the results obtained in relative terms and the Exchange Ratio.

In applying the aforementioned methods, the Advisor has considered the characteristics and the limitations implicit in each of these, based on professional valuation practices that are normally followed in the banking sector. In particular, it is highlighted that any eventual impacts resulting from events subsequent to the announcement date of this transaction (August 24, 2006) are only reflected in the DDM and in the Comparable Quoted Companies method.

Market Capitalization method

The Advisor has considered that the ordinary shares of both Sanpaolo IMI and Banca Mesa have significant characteristics that make this method applicable. In particular the characteristics identified are as follows:

•                                          Efficient markets: both stocks are quoted on the Italian Stock Exchange, which is characterized by a high level of capitalization and trading volumes;

•                                          Significant float: a substantial proportion of both banks’ ordinary shares are publicly traded on the exchange;

•                                          High level of liquidity: both Banks’ shares are amongst the most highly traded within the MIB30, with a daily amount of shares traded greater than 100 million;

•                                          Extensive analysts coverage; the shares of both Banks are amongst the most widely followed shares by financial intermediaries, with more than 30 different analysts who regularly publish reports on these companies;

For the purpose of these analyses, the share prices only up to August 23, 2006 have been considered. The prices following this date, which incorporate the effects of the merger announcement, have not been considered as significant in determining the Exchange Ratio, as they are no longer representative of the stand-alone values of these entities, as well as the fact that they are potentially impacted by speculation on the stocks.

In proceeding to analyze the market capitalizations, the Advisor, has made recourse to both the simple arithmetic average of the Sanpaolo IMI and Banca Intesa shares’ closing price, as well as to observing daily minimum and maximum rates over a predefined period of time. In determining the range of Exchange Ratios, the Advisor favored the most recent share prices as these most accurately reflect the most recent publicly available information regarding both Banks.

In particular, the range of Exchange Ratios selected according to the Market Capitalization method, based on prices obtained during the month prior to August 24, 2006, has been chosen by the Advisor in light of the following considerations:

•                                          The performance of the shares of both Banks has become significantly aligned through time: the Exchange Ratio has consequently remained highly stable through time;

•                                          Recent share price quotations for both stocks have been taken into consideration, in as much as they reflect the most up-to-date economic, financial statement situations as well as reflecting the most up-to-date information on the strategic actions of the Banks;

•                                          The minimum and maximum range of Exchange Ratios recorded in the month prior to the announcement includes almost all average values at 3, 6, 12, 24 and 36 months.

The Exchange Ratios reported in the summary table “Summary of the valuation results” determined according to the abovementioned valuation methodologies, are those that correspond to the minimum and maximum daily Exchange Ratios calculated on market values in the month prior to the announcement date (August 24, 2006), excluding “Ferragosto” (August 15, 2006).

Target Price method

The Exchange Ratios calculated on the basis of target prices both prior to and following the announcement of the prospective merger, as indicated by analysts who have published research on both Banks, have been taken into consideration by the Advisor in applying this method. The reports of a number of financial analysts have been selected in relation to applying this method, excluding research reports that already include the potential effects of the prospective merger of both Banks.

In order to determine the range of the Exchange Ratios according to this method, recourse has been made to the research published by the following intermediary companies whose research includes publications on Sanpaolo IMI and Banca Intesa, chosen from within a much wider sample size:

•                                          Actinvest, Axa, Centrosim, Citigroup, Dresdner Kleinwort, Euromobiliare, Fox-Pitt Kelton, Goldman Sachs, HSBC, Ixis, JP Morgan, Keefe Brunette & Woods, Lehman Brothers, Banca Leonardo, Oddo, UBM, WestLB.

The Advisor has identified a range of Exchange Ratios from the sample selected, excluding the three extreme minimum and maximum values. We refer you to the summary table “Summary of the valuation results” for details of the range of values determined.

Comparable Quoted Companies method

In the context of applying the Comparable Quoted Companies method, the Advisor, through the use of three different methods, has identified within the extreme values resulting from the results of this method, the selected range of Exchange Ratios, which corresponds to the range determined using the Market Multiples method. A description of the following three methods used to determine the range of Exchange Ratios is reported below; the Market Multiples method, the Regression Analysis method, and the Sum of the Parts method.

a)            Market Multiples method

The sample of companies was selected by the Advisor, resulting in the identification of two different samples of banks deemed to be comparable to both Sanpaolo IMI and Banca Intesa; firstly a group of Italian companies with either national or multi-regional presence, and secondly a sample of European banks deemed to be comparable to both Banks in question.

The following banks were included in the sample of Italian banks:

•                     Unicredit,

•                     Capitalia,

•                     MPS,

•                     BPVN,

•                     BPU.

The following banks were included in the sample of European banks:

•                     ABN Amro,

•                     BNP Paribas,

•                     Societé Generale,

•                     Crédit Agricole,

•                     Deutsche Bank,

•                     SCH,

•                     BBVA,

•                     Credit Suisse,

•                     Royal Bank of Scotland,

•                     Barclays,

•                     HBOS,

•                     LLoyd TSB.

The multiples which the Advisor considered to be relevant based on the banking sector characteristics and valuation best practices, has been the Price/Earnings ratio (“P/E”), as already defined on page 11, for the period 2007-2008 and Price/Adjusted Book Value (“P/ABV) as of December 31, 2006. The most significant adjustment to estimated book value for the purpose of this calculation has been the deduction of intangible assets. Such multiples have been determined, for all of the banks in both samples, using the market capitalization as of October 6, 2006. The expected earnings for the period 2006-2008 for each of the banks in the samples have been obtained from the estimates provided by Thomson Financial (one of the most important business information providers), and are thus representative of the consensus data utilized by the analysts. The value considered by the Advisor as important to consider, within both samples, has been the median value for each of the multiples calculated.

These multiples calculated in this way have been applied to the multiples of Sanpaolo IMI and Banca Intesa’s Revised Forecasts (referring in this situation to both cases within Banca Intesa; prior to and following the sale transaction to Credit Agricole).

b)                                    Regression Analysis method

The Advisor selected a sample of Italian and Foreign banks, which included all of the banks identified within the samples of comparative banks used in the Market Multiples method in order to perform the regression analysis method of valuation. Furthermore, the same time period has been considered (2006-2008) and the same stock exchange prices (value as at October 6, 2006) have been applied as in the market multiples method.

The economic value of the two Banks has been determined using the following linear regression method obtained by considering the multiple P/ABVO6 (Price/Adjusted Book Value) and ROAE08, as defined on page 11, for each of the banks within the sample. This regression analysis has resulted in a high R2 value (correlation coefficient), equal to 90% illustrating a high level of statistical significance.

c)                Sum of the Parts method

In the application of this method, the Banks’ economic value has been determined through the sum of the values attributed to each of the Banks’ various business segments:

•                     Sanpaolo IMI: Banking activities and Eurizon.

•                     Banca Intesa: Italian Banking activities, Foreign Banking activities and sale of business segments to CA.

Sanpaolo IMI and Banca Intesa’s expected earnings for each of the business segments and the allocation of capital amongst these, have been identified from the Revised Forecasts of both Banks.

The market multiple used to determine the economic value for the different areas has been identified by the Advisor as P/E 08, calculated according to the following criteria:

•                     Eurizon: considering a median multiple from a sample of quoted companies operating in the following segments; asset management, bank insurance, and financial consultancy.

•                     Banca Intesa’s Foreign Banking activities: considering a median multiple from a sample of quoted banks operating mainly in Eastern Europe.

•                     Banca Intesa’s Italian Banking activities, Sanpaolo IMI’s Banking Activities, and Business segments sold to CA: considering a median multiple from a sample of quoted banks operating mainly in Italy.

Dividend Discount Model

For the purposes of the calculation of the maximum dividend distributable, the Advisor defined the minimum level of capital necessary to guarantee the operations of the bank, quantifying the “Core Tier ?”coefficient ratio equal to 7%.

Furthermore, an explicit time period of 2006-2015 has been identified in order to determine the flows, with the value of subsequent years calculated using the Terminal Value. The Revised Forecasts have been used for the period 2006-2009. and have also been verified against those estimated by financial analysts, whilst for the period 2009-2015, the Advisor has forecast inertial growth, taking account of the operating profile of each bank and of expectations of market growth, whilst attempting to render the key ratios of each bank as similar to one another as possible.

Assumptions relating to the future have been generated considering the key business segments of each bank separately. Consequently, the banking activities have been considered separately from Eurizon in relation to Sanpaolo IMI, and Banca Intesa’s domestic banking activities have been considered separately from those undertaken within Eastern Europe.

The discount rate (Ke), which has been used by the Advisor to discount each Bank’s flows, has been determined as 10.6% for Sanpaolo IMI and as 9.9% for Banca Intesa, with the resulting difference attributable to the different beta factors (which indicate a company’s relative risk propensity compared to the fluctuations in the market place) source Bloomberg, of each Bank, (equal to 1.32 and 1.18 respectively).

The Terminal value is calculated hypothesizing a potential dividend flow distributable at the end of the period taken in consideration (2015) and applying a perpetual growth rate formulae according to a growth factor g (perpetual growth rate used subsequent to the specific period). This long-term growth rate has been estimated at 2% for the banking activities of Sanpaolo IMI and the Italian banking activities of Banca Intesa, whilst it has been estimated at 4% for the Eurizon activities and for the banking activities undertaken in Eastern Europe.

The Advisor has also developed numerous sensitivity analyses to consider the potential impacts on the value determined, using different assumptions of interest rates, different scenarios, and hypothesis relating to the alignment between the different Banks’ risk profile of the assets.

The minimum and maximum ratio has been determined based on the extreme low and high values generated applying this method according to four different scenarios that take into account the subsequent events following the announcement date of the proposed merger, and also certain variables deemed particularly relevant.

We refer you to the summary table “Summary of the valuation results” for details of the results obtained based on the valuation techniques reported above.

Contribution Analysis method

The Banks’ parameters that have been selected for use under this method by the Advisor refer exclusively to financial and balance sheet variables as of June 30, 2006, and are as follows:

•                     Net interest and other banking income

•                     Customer deposits

•                     Loans and advances to Customers

•                     Core Tier 1

•                     Total Assets (banking)

•                     Weighted Assets

•                     Net Equity

Consequently, the Advisor has calculated the percentage contribution of each Bank to the aggregate value of the abovementioned variables, applying this to the total number of shares of each (also considering the preference shares in Sanpaolo IMI and the savings shares in Banca Intesa). This methodology should only be considered as a tool to verify the relative size of the Banks.

The Exchange Ratio identified has been chosen from the range of minimum and maximum values generated by applying this method to the Banks’ seven aforementioned financial and balance sheet variables.

Reference is made to the summary table “Summary of the valuation results” for details of the range referred to above.

Comparable Transactions method

In applying this method the Advisor has attempted to identify a sample of transactions which were similar to the prospective merger transaction in discussion (i.e. those with similar characteristics), thus transactions that have been presented as a “Merger of Equals” of companies with significant market capitalization and with a range of values of the merging companies between a minimum of 40% and a maximum of 60%, based on market values.

Consequently, the Advisor has selected a number of financial acquisitions occurring in Europe and in United States during the last ten years, subdivided as follows:

•                                          2 European financial transactions;

•                                          3 USA financial transactions;

•                                          11 International non-financial transactions.

The ratio has been identified taking into consideration the minimum and maximum values of the premiums/ discounts on the Exchange Ratio announced compared to the average stock market valuations of the month prior to the announcement.

Reference is made to the summary table “Summary of the valuation results” for details of the range determined.

4.d           Summary of the valuation results

Based on the analyses performed, the Advisor has determined minimum and maximum economic values for each of the different valuation methods utilized and consequently various ranges of Exchange Ratios derived through the application of the aforementioned methods and as summarized in the table below:

	SPlMl		lntesa
(in million, except for the	Economic Value (1)		Economic Value (2)		Exchange Ratio
Exchange Ratio)	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum

Market Capitalization method	26,267	27,054	27,431	27,491	3.072	3.158
Target Price method	23,061	33,560	27,672	32,484	2.674	3.315
Comparable Quoted Companies method	25,351	35,602	30,375	36,892	2.678	3.096
DDM	26,920	31,276	31,385	32,649	2.752	3.074
Contribution Analysis method	NM	NM	NM	NM	2.802	3.102
Comparable Transactions method	25,146	29,111	27,411	27,411	2.944	3.408

Note: (1) Includes both ordinary and preference shares;

(2) Includes only ordinary shares

NM “Not Meaningful”

Based on the results identified above, the Advisor has selected a range of the Exchange Ratio that is the same as that determined using the Market Capitalization method, consequently equal to:

•                     3.072 — 3.158 ordinary shares in Banca Intesa for each ordinary and preference share of Sanpaolo IMI.

Within this range, the Advisor has considered the following Exchange Ratio as fair:

•                     3.115 ordinary shares in Banca Intesa for each ordinary and preference share of Sanpaolo IMI.

Although in the context of the valuation process followed by the Advisor, the methods used have been considered as a whole and not on an individual basis, it is highlighted that in identifying the range of Exchange Ratios, the Advisor has favored the Market Capitalization method compared to all of the other methods used. The Exchange Ratio considered as fair by the Advisor is equal to the average of two values reported in the table obtained with the Market Capitalization Method, as well as corresponding to the Exchange Ratio calculated on the simple arithmetic average of the daily values in the month prior to August 24, 2006, excluding “Ferragosto” (August 15, 2006).

Sanpaolo IMI’s Board of Directors has considered and adopted as their own, the Advisor’s valuations, both in terms of the valuation methods and results obtained, maintaining that the valuation methods must be considered in their whole and not on a singular basis.

5                                VALUATION PROBLEMS ENCOUNTERED BY THE BOARD OF DIRECTORS

The following valuation limitations and problems were encountered by the Advisor and consequently, adopted by the Board of Directors of Sanpaolo IMI, who shared the analysis provided in the Advisors’ report, in terms of both valuation method and results obtained. Furthermore, the Directors have made their own considerations based on the following problems encountered, with the sole exception of the CA Agreement.

•                     Expectations of growth and potential differences in the Revised Forecasts of Sanpaolo IMI and of Banca lntesa

In the application of the DDM and Comparable Quoted Companies valuation method, Sanpaolo IMI and Banca Intesa’s stand alone financial forecasts, as prepared by their respective management, in the context of the prospective merger and related to the period 2006-2009, have been based on the business plans presented during financial road shows. More precisely, these refer to the 2006-2008 Business Plan presented by Sanpaolo IMI on October 26, 2005 and to the 2005-2007 Business Plan presented by Banca Intesa on July 13, 2005. Consequently, such forecasts do not represent a full Business Plan, but instead reflect a projection of the existing plans carried forward to 2009.

The effect of circumstances has been mitigated by the fact that the management of the respective Banks have shared and discussed the key assumptions and formulation criteria that underpin their Business Plans in order to render the Banks’ data as homogeneous as possible.

Furthermore, in relation to the earnings forecasts for the period 2006, 2007 and 2008, the Advisor has used estimates provided by Thomson Financial, which are representative of the consensus of financial analysts (“Consensus”). As a result, up-to-date financial forecasts have been used, ensuring that these are also consistent with the results of the respective Consensus of the Banks.

•                     Limited comparability between the two Banks and those selected as comparable quoted companies

In application of the Market Multiples method, the Regression Analysis and the Sum of the Parts method, the selection of a suitable sample of companies to compare to the two Banks in question, from both a financial and operating perspective, is potentially problematic. The problems in identifying companies that are comparable, under each of the aspects considered, make it necessary to define the most significant elements, so as to facilitate the creation of an appropriate sample of comparative companies based on their specific characteristics.

In this particular case, to reduce the effect of this phenomenon, the Advisor has attempted to identify as broad a sample as possible, including major Italian banks operating nationally or multi-nationally as well as certain key European banks, favoring criteria in relation to the size and operating characteristics of the banks.

•                     Limited definitive documentation in relation to the CA Agreement

In reference to the CA Agreement, the Advisor has received and analyzed both the term sheet and the draft documentation, as well as the financial information supporting the CA Agreement (including the related fairness opinion) shortly prior to the signing of the transaction, which occurred on October 11, 2006. The impact of the CA Agreement on the Exchange Ratio has been verified, in the limited time available, through creating several scenarios when applying the valuation methods adopted (DDM and Comparable Quoted Companies method), thus permitting the Advisor to take into consideration the potential effects of this transaction.

•                     Some of the valuation methodologies due to their nature do not allow the impact of events subsequent to the announcement date of the prospective merger transaction to be reflected

The impact of events arising subsequent to the announcement of the prospective merger upon the valuations carried out have not been reflected in all of the methodologies used, although they have been reflected in the DDM and in the Comparable Quoted Companies method, which the Advisor has made use of in order to corroborate the Exchange Ratio determined.

•                     Disparities and timing differences in target prices

Usually financial analysts who publish research documents on quoted companies provide summaries of their advice in relation to the companies’ shares, defining a “target price”. These documents are published at different points in time and without necessarily stating how the parameters which are the basis for determining the target price have been generated.

In order to mitigate this problem, the Advisor has used target prices provided from a single source (Reuters) to perform the selected analyses. Where possible, such target prices that may include the impacts of the prospective merger transaction have been eliminated.

•                     Limited comparability between the prospective merger transaction and other similar transactions

The nature of the prospective merger transaction, as a “Merger of Equals”, and of that between companies with a high market capitalization has made it difficult to identify similar transactions; in order to identify an appropriate sample the Advisor analyzed numerous merger and acquisition transactions between companies of a similar size to that of Sanpaolo IMI and Banca Intesa, including transactions outside the banking and financial sector, in Europe and in the United States throughout the last ten years.

Based on the analyses carried out and having considered the terms and conditions of the prospective merger transaction, the Advisor has considered the Comparable Transactions method as not being highly significant; therefore this method has been used solely in order to verify the results obtained through the other valuation methods previously illustrated.

6                                RESULT OF THE VALUATION PERFORMED BY THE BOARD OF DIRECTORS

Based on the application of the valuation methods described in paragraph 4.b, and a reasoned analysis of the amounts resulting from the application of the various methods adopted, illustrated in paragraph 4.c and 4.d, the Board of Directors of Sanpaolo IMI has determined the following Exchange Ratio:

3.115 ordinary shares in Banca Intesa for one ordinary or preference share in Sanpaolo IMI.

7                                         WORK DONE

7 a           Work done on the documentation utilized

The procedures and activities illustrated below have been performed to the extent necessary in order to carry out the scope of our engagement.

i)                                         We have performed a full audit of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2005, issuing a clean audit report; meanwhile the financial statements (statutory and consolidated) of Banca Intesa at the same date have been subject to a full audit by Reconta Ernst & Young SPA, who issued a clean audit report.

ii)                                      We have performed a limited review performed on the interim financial statement of Sanpaolo IMI as of June 30, 2006, in our capacity as external auditors of Sanpaolo IMI.

iii)                                   We have discussed with Reconta Ernst & Young SpA the results of their limited review performed on the interim financial statement of Banca Intesa as of June 30, 2006 in their capacity as external auditors of Banca Intesa.

iv)                                  We have examined the results of the administrative and accounting due diligence activities performed by Sanpaolo IMI on Banca Intesa and assisted by PricewaterhouseCoopers SPA, as well as the legal due diligence performed with the collaboration of Studio Benessia-Maccagno and finally we have examined the results of the financial due diligence activities performed by Banca Intesa on Sanpaolo IMI, with the audit firm Reconta Ernst & Young SpA and with the management of Sanpaolo IMI.

v)                                     We have gathered, through discussions with the Banks’ management, information regarding events subsequent to the closure of the aforementioned financial statements which could have a significant effect on the figures being examined here.

vi)                                  We have discussed the criteria used by the Banks in relation to their preparation of 2006 estimates and to the Banks’ Revised Forecasts with the management of Sanpaolo IMI, acknowledging that the existence of uncertainties and limitations in relation to all provisional states is inevitable.

vii)                               We have therefore discussed and received confirmation from the Banks that the macroeconomic scenarios, and the assumptions used by Banca Intesa, where appropriate, are coherent with those used by Sanpaolo IMI in the preparation of the estimates and the Revised Forecasts. This procedure has been carried out in order to ensure that information and data regarding the Banks, and used by the Directors of Sanpaolo IMI and by the Advisor for the purposes of the application of valuation methods are comparable.

viii)                            We have obtained a representation to the effect that no events have occurred that could modify the data and information contained in the documentation we analyzed, nor such as to modify the considerations made by the Board of Directors of the Banks to determine the Exchange Ratio on October 12, 2006 until the date of this report. The same representation has been provided by Banca lntesa to KPMG.

ix)                                    We have analyzed the fairness opinion in relation to the figures negotiated by Banca Intesa for the sale of assets governed by the CA Agreement, prepared by Profs. Filippi and Pasteris, engaged by Sanpaolo IMI and by Prof. Iovenitti upon the engagement by Banca Intesa.

x)                                       We have examined the “acquisition terms” and “valuation report” prepared by Banca IMI in relation to the acquisition of Bank of Alexandria (Egypt); we have also discussed with Sanpaolo IMI’s management, the underlying reasons for the acquisition and analyzed the documentation supporting the proposed valuations expressed in relation to this transaction; finally, we have obtained evidence of Banca Intesa’s consensus in relation to the binding offer for the acquisition of the aforementioned bank by Sanpaolo IMI, according to the clauses within the Master Agreement, and under the predefined economic conditions.

7.b           Work done on the methods used to determine the Exchange Ratio

We have also performed the following procedures:

•                                          We have analyzed the proposed merger project approved by the Board of Directors of both Sanpaolo IMI and Banca Intesa;

•                                          We have analyzed the Board of Directors’ Reports of both Sanpaolo IMI and Banca Intesa;

•                                          We have verified the completeness of the procedures followed and ensured that these as well as the motivations adopted by the Directors of and Advisor to Sanpaolo IMI are not contradictory to the determination of the Exchange Ratio;

•                                          We have verified that the valuation methods have been applied in a uniform manner, compatible with the characteristics of the Banks;

•                                          We have developed and applied sensitivity analysis to the valuation methods adopted by the Directors of Sanpaolo IMI and its Advisor, in particular, with the objectives of validating the extent to which the Exchange Ratio is subject to variations in the hypotheses and in the parameters used;

•                                          We have verified the coherence of source data used as described in the previous paragraph 3. “Documentation utilized”;

•                                          We have verified the mathematical accuracy of the calculation of the Exchange Ratio as performed by the Directors of Sanpaolo IMI using the valuation methods that they shared with their Advisor and adopted as their own;

•                                          We have analyzed and discussed with the Advisor to Sanpaolo IMI and the Advisors to Banca lntesa the work that they have performed, including their results and the related motivations and justifications.

8                                         COMMENTS ON THE SUITABILITY OF THE METHODS USED AND THE ACCURACY OF THE ACCOUNTING ESTIMATES

With reference to this engagement we wish to draw attention to the fact that the principal purpose of the decisional process used by the Boards of Directors was to arrive at an estimate of relative values of the Banks involved in the merger by applying uniform criteria for the purposes of the determination of the Exchange Ratio. As a result, the resulting estimates must be considered only in relative terms and are not intended for any other purpose.

Based on the foregoing, we set out below our main comments on the valuation methods applied.

SUITABILITY OF METHODS

•                     The overall approach

The methods proposed by the Advisor and adopted by the Directors of Sanpaolo IMI are those commonly accepted and utilized, both in Italy and internationally, for the valuation of banks with similar characteristics. Under different profiles, the choice of several complimentary valuation methods and criteria adopted has rendered the valuation process more significant and made it possible to better appreciate the results obtained.

•                     The emphasis on the Market Capitalization method for the valuation of Sanpaolo IMI and of Banca lntesa

In relation to the choice made to use the Market Capitalization method for the valuation of Sanpaolo IMI and Banca Intesa, we agree that it is reasonable to select these results from amongst the various ranges of the Exchange Ratio, considering that the market capitalization of the stock reflects the relative economic value of the entity. Amongst other aspects, it is highlighted that the Banks are positioned amongst the section containing the thirty largest companies by market capitalization listed on the Italian stock exchange, that they have a significant volume of shares traded daily, and that there is widespread availability of public information and analyses. Furthermore, we agree with the choice to solely use the share price prior to the announcement of the prospective Merger Transaction, since the share prices of both stocks subsequent to this date have been influenced by speculation and are no longer representative of a stand alone valuation of either of the two banks. Other valuation methods (DDM and Comparable Quoted Companies) have corroborated this approach, as they do not consider the subsequent events to have any significant impact on the calculation of the Exchange Ratio.

We share the choice of the Advisor and the Directors of Sanpaolo IMI of concentrating their analyses of both Banks’ shares over a recent period of time, as this is more representative of the Banks’ most up-dated balance sheet and financial position.

In the context of the sensitivity analyses performed, we took into account additional timeframes besides those indicated by the Boards of Directors of Sanpaolo IMI and its Advisor, also with the aim of considering fluctuations in the stock market price of shares in Sanpaolo IMI and Banca Intesa during the period between the date of the Report prepared by the Banks (October 12, 2006) and the date of this report.

•                    Identifying the transaction as a “Merger of Equals” and the exclusion of a “Premium for Control”

According to the opinion of the Advisor, and agreed upon by the Directors of Sanpaolo IMI, this consideration has been confirmed by the complex terms through which the prospective merger transaction will occur, including the assumptions of the Master Agreement and the guide lines relating to the integration of the two Banks. The elements and the information acquired, based on the work performed as indicated in paragraphs 3-7 of this report, have brought us to agree with this consideration, also in light of the previous observations in relation to the appropriateness of the overall methodological approach and to the emphasis given to the Market Capitalization method.

•                    The key considerations on the other valuation methods applied

The Dividend Discount model

The financial method of discounting dividend flows is widely recognized in international best practice in the valuation of banks: applying this method can resulting a different estimation from the economic valuation obtained under other methods, in particular, considering the fact that it uses estimates of future dividend flows beyond the time periods analyzed in business plans, and therefore using data that is highly subjective. The most common application of this model in the valuation of banking companies is the “Excess Capital” version;

The Advisor has used the Revised Forecasts, as prepared by the two Banks according to the most uniform criteria and the assumptions, in order to apply this method. Regarding the subsequent events, it should be noted that the Advisor considers this as a useful method, given that it permits the effect of such events arising between the announcement date on October 24, 2006, and the date of their report, October 12, 2006, to be analytically incorporated.

Tarqet Price method

The target price method is widely recognized internationally in the valuation of quoted companies, and it is limited in its relevance depending more or less on how much the shares are covered by analysts’ research. In the case in question, we agree with the Advisor and Directors of Sanpaolo IMI’s choice of method as there are a high number of financial intermediary companies that regularly publish research on the shares of both Banks.

Comparable Quoted Companies method

The multiples method, the regression analysis, and the sum of the parts method all represent methods utilized in the particular sector. In this particular situation, in order to ensure the theoretical trustworthiness of such methods, the Directors of Sanpaolo IMI and its Advisor have developed specific analyses in reference to the three methods with regards to the choice of samples, the type of multiple ratios and the timeframes utilized.

We agree with the choice of the Advisor and of the Directors of Sanpaolo IMI’s to use this method in the overall context of the methodological approach previously illustrated.

Contribution Analysis method and Transactions Comparability method

These methods are widely used in the context of company valuations, in particular with the scope of verifying the valuations obtained through other methods. We consider it reasonable that the Advisor and Directors of Sanpaolo IMI have chosen to use these methods for the same objective as that noted above. Contribution Analysis does not permit precise estimates as, in particular, it does not reflect the financial forecasts of the comparable companies, whilst it is difficult to identify transactions that similar enough to be suitable for application in the comparable transactions method.

ACCURACY OF ESTIMATES

•              Use of earnings forecasts for both Banks

The valuations carried out by the Board of Directors of Sanpaolo IMI and its Advisor are based, amongst other things, on methods which use forecasts, identified from Business Plans, and in particular from the Revised Forecasts of both Banks and the extension of these forecasts beyond 2009 on an inertial basis as prepared by the Advisor. Consequently, the volatility and uncertainty of the market could significantly impact the results.

In relation to this, and as already reported in paragraph 5, as the elaboration of the Revised Forecasts is the result of a joint process between the Banks designed to share information on the criteria and main assumptions used, the forecasts are as similar in nature as possible.

These considerations are consequently in line with the principle of uniformity and comparability of the valuation methods applied by the Advisor and Board of Directors of Sanpaolo IMI for the two Banks.

•                     The considerations regarding the impact of events subsequent to the Announcement of the prospective merger transaction on the valuations

Not all valuation methods allow the effects of events subsequent to the announcement date of the prospective merger to be reflected. In particular, the Market Capitalization method, which has been favored in the choice of Exchange Ratios, in principle, does not incorporate these events as it does not use prices subsequent to August 24, 2006, as these are influenced by the effects of the announcement of the prospective merger.

This aspect has been considered in detail by the Board of Directors of Sanpaolo IMI and its Advisor, and has been resolved through the use of such methods (DDM and Comparable Quoted Companies method), which have made it possible to consider the effects of such subsequent events. Under this point of view, it is highlighted that the considerations made by the Advisor and Board of Directors of Sanpaolo IMI, remain based on the fact that all valuation methods adopted should be considered in their whole and not singularly.

9                                SPECIFIC LIMITATIONS ENCOUNTERED BY THE AUDITORS IN CARRYING OUT THE ENGAGEMENT

We shared all the problems and peculiarities in the valuation exercises encountered by the Advisor and adopted as their own by the Board of Directors of Sanpaolo IMI, as reported in paragraph 5, encountering general problems normally present in any valuation exercise, particularly in relation to the complexity of the banking groups. As a result of this, the differing characteristics between Sanpaolo IMI and Banca Intesa have been subject to detailed analyses, particularly taking into consideration the potential impacts of selecting and applying different valuation methods, and of specific analyses required by each of the Banks.

In relation to the key problems encountered, the following additional aspects are worth highlighting.

•                  Market volatility

Valuation methods that consider the impact of the stock market, future developments and the profitability of companies that operate in particular sectors, require the volatility of the market to be taken into consideration. This limitation can be mitigated by using average market values, as well as by using the previously illustrated full methodological approach

•                  Intrinsic limitations in forecast data

Considering the nature and complexity of the prospective merger, we highlight that the valuation methods adopted, particularly the DDM, make use of forecasts in relation to future periods which, due to their nature, contain elements of uncertainty, particularly within the banking sector and in relation to macroeconomic variables. These problems have been taken into account by analyzing the comparability of forecast data and the related assumptions.

•                    Complexity of the valuation methods and sensitivity of the parameters applied

The valuation methods used by the Advisor, in addition to being shared with and adopted by the Directors of Sanpaolo IMI, have resulted in a complex and precise valuation process being undertaken, which has particularly resulted in recourse to a number of parameters in the context of different valuation scenarios, the modification of selected parameters, including the identification of specific corrective factors and the sensitivity of the results to the hypotheses made during the work performed. The overall methodological approach and the emphasis placed on the Market Capitalization method; as previously commented in paragraph 8, have contributed to properly address such peculiarities in the valuation process.

10             CONCLUSION

Based on the documentation we have examined and the procedures described above, and considering the nature and extent of our work as described in this report, we believe that the valuation methods adopted by the Directors based upon the advise of their Professionals Advisors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by them in their determination for the exchange of shares, contained in the merger project.

Turin, October 27, 2006

PricewaterhouseCoopers SpA Original signed by

Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

PricewaterhouseCoopers SpA

SANPAOLO IMI SpA

Via San Francesco d’Assisi, 10

10121 Torino

Turin, 27th October 2006

For the attention of:	Dott. Bruno Picca
Dott. Carlo Angelini

RE: Auditor’s Report Persuant to Article 2501 sexies of the Italian Civil Code

In reference to the merger by incorporation of Sanapolo IMI SpA in Banca Intesa SpA, we would like to confirm that our report does not express an opinion on the fairness of the transaction, the value of security, or the adequacy of consideration to shareholders and therefore the issuance of the report would not impair the auditor’s independence under the U.S. independence requirements.

Sergio Duca

(Partner)

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